Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

May 15, 2009

Microsoft Corporation

One Microsoft Way

Redmond, Washington 98052-6399

Ladies and Gentlemen:

We have acted as counsel to Microsoft Corporation, a Washington corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $2,000,000,000 aggregate principal amount of 2.95% Notes due 2014 (the “2014 Notes”), $1,000,000,000 aggregate principal amount of 4.20% Notes due 2019 (the “2019 Notes”) and $750,000,000 aggregate principal amount of 5.20% Notes due 2039 (together with the 2014 Notes and the 2019 Notes, the “Securities”). The Securities will be issued under the Indenture, to be dated as of May 18, 2009 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture thereto, to be dated as of May 18, 2009 between the Company and the Trustee (together with the Base Indenture, the “Indenture”).

We have examined the Registration Statement. We have also examined the form of the Indenture and the Underwriting Agreement, dated May 11, 2009, between the Company and the underwriters named therein (the “Underwriting Agreement”), which have been filed. In addition, we have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture will be the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, upon the due execution, authentication and issuance of the Securities in accordance with the Indenture, and upon payment and delivery of the Securities in accordance with the Underwriting Agreement, the Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Insofar as the opinion expressed herein relates to or is dependent upon matters governed by the law of the State of Washington, we have relied upon the opinion of Keith R. Dolliver, Associate General Counsel, Legal and Corporate Affairs, and Assistant Secretary of the Company, dated the date hereof, which has been filed as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission.

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States and, to the extent set forth herein, the law of the State of Washington.

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission and to the incorporation by reference of this opinion into the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP